Exhibit 99.1

Media & Analysts:	Derick Smith
(713) 627-4963

Date:	September 1, 2009

Spectra Energy Partners Announces Appointment of Two New Board Members

HOUSTON— Spectra Energy Partners, LP (NYSE: SEP) today announced the appointment of two new directors to the board of its general partner: Theopolis Holeman and J.D. Woodward III.

Holeman, group vice president of Spectra Energy Corp’s U.S. operations, is responsible for pipeline and storage operations, and environmental health and safety. Prior to assuming his current position, he served as senior vice president of power delivery for Duke Energy, responsible for electric transmission and distribution systems within the company’s five-state service area.

Woodward is president of Woodward Development Inc., a real estate and energy investment firm, and managing member of Woodward –Apple Springs, LLC, an owner and operator of natural gas midstream assets in East Texas. Woodward retired from Atmos Energy in 2006 as senior vice president of non-utility operations.

“Both Theopolis and J.D. bring a wealth of industry experience to the board of Spectra Energy Partners, including in-depth knowledge and experience in the natural gas transmission business,” said Fred J. Fowler, chairman. “I am confident they will provide effective insights and guidance in their roles as directors.”

Current board members reelected to one year terms are: Fred J. Fowler, Gregory J. Rizzo, Steven D. Arnold, Stewart A. Bliss, Nora Mead Brownell, R. Mark Fiedorek, and Patrick J. Hester.

Spectra Energy Partners, LP is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and 42.5 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets.